UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/29/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 29, 2009, Targeted Genetics Corporation (the "Company") entered into an agreement to terminate the lease for its facility in Bothell, Washington. The lease termination agreement (the "Agreement") between the Company and Arden Realty Limited Partnership, as successor to CarrAmerica Corporation, terminates the Canyon Park Building Lease between the parties dated as of June 30, 2000, as amended (the "Lease").

As of the date of the Agreement, the Lease has been terminated and the parties have been released from their respective obligations under the Lease. As consideration for the Agreement and the discharge of the Company's obligations under the Lease, including up to approximately $12 million in estimated payment obligations that would have been owed through the remaining term of the Lease, the Company has agreed to pay a termination fee of $500,000 (the "Termination Fee"). The Termination Fee will be paid in installments beginning at the execution of the Agreement and continuing through July 2010, provided that $100,000 of the Termination Fee will be accelerated in the event that the Company receives a specified product development milestone payment from a collaborator and the remaining unpaid balance of the Termination Fee will be accelerated in the event that the Company receives a specified minimum amount in net proceeds from equity and/or debt financing.

The execution of the Agreement enables the Company to record a non-cash entry reversing approximately $7 million of restructuring charge liabilities from its balance sheet.

The Lease covered 76,000 square feet of space and, under its terms, would have expired in September 2015. The facility was intended for large-scale manufacturing, but the Company never occupied or commenced construction of the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: July 06, 2009	By:	/s/ David J. Poston
David J. Poston
Vice President, Finance and Chief Financial Officer